Exhibit 99.2

CONTACT:	Julie Shaeff, Chief Accounting Officer	9753 Katy Freeway, Suite 700
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77024
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — July 23, 2026 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.90 per share, which is a $0.10 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock. The dividend is payable on August 24, 2026 to stockholders of record at the close of business on August 13, 2026.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 206 locations in 150 cities across the nation. For more information, visit the Company’s website at https://comfortsystemsusa.com.